Exhibit 99.1

News Announcement

CONTACT:

William J. Clifford	Joseph N. Jaffoni, Richard Land
Chief Financial Officer	Jaffoni & Collins Incorporated
610/373-2400	212/835-8500 or penn@jcir.com

FOR IMMEDIATE RELEASE

PENN NATIONAL GAMING ANNOUNCES
TENDER OFFER AND CONSENT SOLICITATION FOR ANY AND ALL OF ITS
6 7/8% SENIOR SUBORDINATED NOTES DUE 2011

Wyomissing, PA (August 6, 2009) — Penn National Gaming, Inc. (PENN: Nasdaq) (“Penn”) announced today that it is commencing a cash tender offer for any and all of the $200 million aggregate outstanding principal amount of its 6 7/8% senior subordinated notes due 2011 (CUSIP No. 707569AH2)  (the “Notes”) and a related consent solicitation to effect certain amendments and waivers to the indenture governing the Notes.  Penn is conducting the tender offer and consent solicitation in order to refinance a portion of its existing debt.

The tender offer is scheduled to expire at 5:00 p.m., New York City time, on September 3, 2009, unless extended or earlier terminated by Penn (the “Expiration Date”).  The consent solicitation is scheduled to expire at 5:00 p.m., New York City time, on August 19, 2009, unless extended or earlier terminated by Penn (the “Consent Payment Deadline”).

Upon the terms and subject to the conditions of the tender offer and consent solicitation, Penn will pay the “Total Consideration” to holders who validly tender (and do not validly withdraw) their Notes and validly deliver (and do not validly revoke) their consents to the proposed amendments on or prior to the Consent Payment Deadline.

The “Total Consideration” is equal to $1,000 for each $1,000 principal amount of Notes tendered plus accrued and unpaid interest on that principal amount to, but not including, the closing date from June 1, 2009, the most recent interest payment date preceding the closing date.  The Total Consideration includes a Consent Payment of $10 for each $1,000 principal amount of Notes tendered.  The Total Consideration minus the Consent Payment is referred to as the “Tender Offer Consideration.”

The Total Consideration will be payable only in respect of Notes validly tendered (and not validly withdrawn) on or prior to the Consent Payment Deadline that are accepted for payment upon the terms and subject to the conditions of the tender offer and consent solicitation.

Holders who tender Notes after the Consent Payment Deadline and on or prior to the Expiration Date will not be eligible to receive the Consent Payment. Such holders will only be eligible to receive the Tender Offer Consideration in respect of Notes validly tendered on or prior to the Expiration Date that are accepted for payment upon the terms and subject to the conditions of the tender offer and consent solicitation.

Notes tendered on or prior to the Consent Payment Deadline may be validly withdrawn and the related consents validly revoked at any time on or prior to the Consent Payment Deadline.  Holders may not withdraw tendered Notes or revoke the related consents after the Consent Payment Deadline except in certain limited circumstances.

Holders who validly tender their Notes will be deemed to have validly delivered their consents by such tender.  Holders may not deliver consents without also tendering Notes.  A holder may not revoke a consent without withdrawing the previously tendered Notes to which such consent relates, and any withdrawal of previously tendered Notes will revoke the related consents.  If the proposed amendments and waivers become operative with respect to the Notes, then all Notes will be subject to the proposed amendments and waivers.

Penn’s obligations to accept for payment and to pay for Notes and consents in the tender offer and consent solicitation are subject to customary conditions, including, among other things, receipt of consents and tenders from holders of a majority in aggregate principal amount of the outstanding Notes and Penn having received net cash proceeds from Penn’s proposed financing for the tender offer and consent solicitation in an amount sufficient to fund the tender offer and consent solicitation.

Deutsche Bank Securities, Wells Fargo Securities and BofA Merrill Lynch are serving as the Joint Dealer Managers and Solicitation Agents, and MacKenzie Partners, Inc. is serving as the Information Agent, in connection with the tender offer and consent solicitation.  Requests for documents should be directed to MacKenzie Partners, Inc., toll-free at (800) 322-2885.  Questions regarding the tender offer and consent solicitation should be directed to Deutsche Bank Securities, toll-free at (800) 553-2826, Wells Fargo Securities, toll-free at (866) 309-6316 and BofA Merrill Lynch,  toll-free at (888) 292-0070.

None of Penn, the Dealer Managers and Solicitation Agents or the Information Agent, nor any of their respective subsidiaries or affiliates, makes any recommendation in connection with the tender offer and the consent solicitation.  Holders must make their own decisions as to whether to deliver consents and to tender Notes, and, if so, the principal amount of Notes to tender.

This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consents with respect to any securities.  The tender offer and consent solicitation are being made solely by the Offer to Purchase and Consent Solicitation Statement dated August 6, 2009.  The tender offer and consent solicitation are not being made to or with respect to (nor will the surrender of notes for purchase be accepted from or on behalf of) holders of Notes in any jurisdiction in which the making or acceptance of the tender offer or the consent solicitation would not be in compliance with the laws of such jurisdiction.

About Penn National Gaming

Penn owns and operates gaming and racing facilities with a focus on slot machine entertainment.  Penn presently operates nineteen facilities in fifteen jurisdictions, including Colorado, Florida, Illinois, Indiana, Iowa, Louisiana, Maine, Mississippi, Missouri, New Jersey, New Mexico, Ohio, Pennsylvania, West Virginia, and Ontario.  In aggregate, Penn’s operated facilities feature over 26,300 gaming machines, approximately 400 table games, over 2,000 hotel rooms and over 959,000 square feet of gaming floor space.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995,  including statements relating to the tender offer and the consent solicitation, the payment of the consideration and the proposed amendments.  Actual results may vary materially from expectations.  Although Penn and its subsidiaries (collectively, the “Company”) believe that our expectations are based on reasonable assumptions within the bounds of our knowledge of our business and operations, there can be no assurance that actual results will not differ materially from our expectations.  Meaningful factors that could cause actual results to differ from expectations include, but are not limited to, risks related to the following: completion of the tender offer and the consent solicitation; our ability to maintain regulatory approvals for our existing businesses and to receive regulatory approvals for our new businesses; the passage of state, federal or local legislation that would expand, restrict, further tax, prevent or negatively impact operations (such as a smoking ban at any of our facilities) in the jurisdictions in which we do business; the activities of our competitors and the emergence of new competitors; increases in the effective rate of taxation at any of our properties or at the corporate level; delays or changes to, or cancellations of, planned capital projects at our gaming and pari-mutuel facilities or an inability to achieve the expected returns from such projects; construction factors, including delays and increased cost of labor and materials; the ability to recover proceeds on significant insurance claims, the existence of attractive acquisition candidates and development opportunities, the costs and risks involved in the pursuit of those acquisitions and development opportunities and our ability to integrate those acquisitions; the availability and cost of financing; the impact of market conditions or applicable legal restrictions on the Company’s intention to repurchase shares of its common stock; the maintenance of agreements with our horsemen, pari-mutuel clerks and other organized labor groups; the outcome of legal proceedings instituted against the Company in connection with the termination of the previously announced acquisition of the Company by certain affiliates of Fortress Investment Group LLC and Centerbridge Partners, L.P.; the effects of local and national economic, credit, capital market, housing, energy conditions on the economy in general and on the gaming and lodging industries in particular; changes in accounting standards; third-party relations and approvals; our dependence on key personnel; the impact of terrorism and other international hostilities; the impact of weather; and other factors as discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K as filed with the SEC.  The Company does not intend to update publicly any forward-looking statements except as required by law.

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